Exhibit 16.1 Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah 84107-5370 (801) 281-4700

March 5, 2007

Securities and Exchange Commission
100 F Street
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner & Bradshaw, PLLC was previously principal accountant for American Basketball Association, Inc. (formerly Souvall-Page and Company, Inc.) the "Company") and reported on the financial statements of the Company for the year ended December 31, 2005 We have read the Company's statements included under Item 4.01 of its Form 8-K dated March 1, 2007, and agree with such statements as they pertain to our firm.

Very truly yours,

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC